Consent of Independent Registered Public Accounting Firm

The Board of Directors
Arrow Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-197927, and No. 333-210110) on Form S-3 and (No. 333-62719, No. 333-151550, No. 333-188479, and No. 333-188480) on Form S-8 of Arrow Financial Corporation and subsidiaries of our reports dated March 14, 2017, with respect to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Arrow Financial Corporation.

/s/ KPMG LLP

Albany, New York
March 14, 2017